As filed with the Securities and Exchange Commission on June 15, 2021

                                Securities Act File No. 333-252522

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ___	Post-Effective Amendment No. 1
NORTH SQUARE INVESTMENTS TRUST
(Exact Name of Registrant as Specified in Charter)
10 South LaSalle Street, Suite 1925
Chicago, IL 60603
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, including Area Code: (313) 857-2160

Alan E. Molotsky, Esq.
North Square Investments Trust
10 South LaSalle Street, Suite 1925
Chicago, IL 60603
(Name and Address of Agent for Service)
Copies of all communications to:
Robert M. Kurucza, Esq.
Seward & Kissel LLP
901 K Street, N.W.
Suite 800
Washington, D.C. 20001

No filing fee is due because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of securities.

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 (File No. 333-252522) consists of the following:

Cover Sheet
Contents of the Registration Statement

1.	Part A—The definitive Proxy Statement/Prospectus as filed on March 25, 2021 pursuant to Rule 497 under the Securities Act of 1933 is incorporated herein by reference.
2.	Part B—The definitive Statement of Additional Information as filed on March 25, 2021 pursuant to Rule 497 under the Securities Act of 1933 is incorporated herein by reference.
3.	Part C—Other Information.
Signature Page
Exhibits—The filing is being made solely for the purpose of adding Exhibit 12 to the Registrant's Registration Statement on Form N-14 (File No. 333-252522).

PART C
OTHER INFORMATION

ITEM 15.	Indemnification

Reference is made to Article VII of the Registrant’s Declaration of Trust (previously filed with the Registration Statement on Form N-1A (File No. 333-226989) on August 24, 2018), and Paragraph 7 of the Distribution Agreement (previously filed with the Registration Statement on Form N-14 (File No. 333-227320) on September 13, 2018). With respect to the Registrant, the general effect of these provisions is to indemnify any person (Trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust. With respect to the distributor, the general effect of the relevant provisions is to indemnify those entities for claims arising out of any untrue statement or material fact contained in the Funds’ Registration Statement, reports to shareholders or advertising and sales literature.

Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “1933 Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.”

ITEM 16.	Exhibits

Exhibit No.	Exhibit
(1)
Declaration of Trust is herein incorporated by reference from the North Square Investments Trust (the “Trust”) Registration Statement on Form N-1A (File No. 333-226989), filed with the Securities and Exchange Commission (“SEC”) on August 24, 2018.

(2)	By-Laws are herein incorporated by reference from the Trust’s Registration Statement on Form N-1A (File No. 333-226989), filed with the Securities and Exchange Commission on August 24, 2018.

(3)	Not Applicable.

(4)	Form of Agreement and Plan of Reorganization is filed as Appendix A to Part A of this Registration Statement on Form N-14.

(5)	Not Applicable.

(6)(a)
Form of Investment Advisory Agreement (North Square Investments, LLC) is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(6)(b)
Amendment No. 1 to Investment Advisory Agreement (North Square Investments, LLC) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(6)(c)
Amended Appendix A to Investment Advisory Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(6)(d)
Form of Investment Sub-Advisory Agreement (NSI Retail Advisors LLC) is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(7)(a)	Distribution Agreement is herein incorporated by reference from the Registration Statement of the Trust on Form N‑14, filed with the SEC on September 13, 2018.

(7)(b)
First Amendment to the Distribution Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(7)(c)
Amended Exhibit A to the Distribution Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(8)	Not Applicable.

(9)(a)	Custody Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(9)(b)	First Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(9)(c)
Second Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(9)(d)
Third Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(9)(e)
Fourth Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(10)(a)	Rule 12b-1 Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(10)(b)	Amended Schedule A to Rule 12b-1 Plan is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(10)(c)	Rule 18f-3 Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(10)(d)	Amended Schedule A to Rule 18f-3 Plan is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(10)(e)	Shareholder Service Plan is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(10)(f)
First Amendment to Shareholder Service Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(10)(g)
Amended Schedule A to the Shareholder Service Plan is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(11)
Opinion and Consent of Seward & Kissel LLP regarding the validity of shares to be issued is herein incorporated by reference to Exhibit (11) to the Registration Statement on Form N-14 of the Trust (File No. 333-252522), filed with the SEC on January 28, 2021.

(12)	Opinion and Consent of Seward & Kissel LLP regarding certain tax matters – Filed herewith.

(13)(a)
Fund Administration Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(13)(b)
First Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(13)(c)
Second Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(d)
Third Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(e)
Fourth Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(13)(f)
Fund Accounting Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(13)(g)
First Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(13)(h)
Second Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(i)
Third Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(j)
Fourth Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(13)(k)
Transfer Agent Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(13)(l)
First Amendment to the Transfer Agency Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(13)(m)
Second Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(n)
Third Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(13)(o)
Fourth Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(13)(p)
Form of Operating Expenses Limitation Agreement between the Trust, on behalf of the Funds, and North Square Investments, LLC is herein incorporated by reference to Exhibit (13)(p) to the Registration Statement on Form N-14 of the Trust (File No. 333-252522), filed with the SEC on January 28, 2021.

(14)
Consent of Independent Registered Public Accounting Firm BBD, LLP is herein incorporated by reference to Exhibit (14) to the Registration Statement on Form N-14 of the Trust (File No. 333-252522), filed with the SEC on March 18, 2021.

(15)	Not Applicable.

(16)
Power of Attorney for the Trustees of the Registrant is herein incorporated by reference to Exhibit (16) to the Registration Statement on Form N-14 of the Trust (File No. 333-252522), filed with the SEC on January 28, 2021.

(17)	Additional Exhibits – Not Applicable.

ITEM 17.	Undertakings

(1)
The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for re-offerings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The undersigned Registrant undertakes to file an opinion of counsel supporting the tax consequences to shareholders discussed in the Proxy/Prospectus in a post-effective amendment to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 to be signed below on its behalf by the undersigned, duly authorized, in the City of Chicago in the State of Illinois on the 15th day of June, 2021.

North Square Investments Trust

By: /s/ Mark D. Goodwin
Mark D. Goodwin, President

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark D. Goodwin	President, Principal Executive	June 15, 2021
Mark D. Goodwin	Officer and Trustee

David B. Boon*	Trustee	June 15, 2021
David B. Boon

Donald J. Herrema*	Trustee	June 15, 2021
Donald J. Herrema

Catherine A. Zaharis*	Trustee	June 15, 2021
Catherine A. Zaharis

/s/ Alan E. Molotsky	Treasurer and Principal Financial and Accounting Officer	June 15, 2021
Alan E. Molotsky

By: /s/ Mark D. Goodwin		June 15, 2021
Mark D. Goodwin Attorney-in-Fact (Pursuant to Powers of Attorney)

Exhibit List

(12)    Opinion of Seward & Kissel LLP regarding certain tax matters